Exhibit 99.1

May 25, 2004

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces International Patent Application

Tulsa, Okla - (BUSINESS WIRE) - May 25, 2004 EnXnet, Inc. (OTCBB:EXNT - news) - EnXnet, Inc. announces it has filed for International Patent rights under the Patent Cooperation Treaty (PCT) for its Electronic Article Surveillance (EAS) tag technology. These products are designed specifically for embedding EAS tags, including RFID, in optical disc products such as digital video discs (DVD's) and compact discs (CD's) during the manufacturing process. The Company decided to file for International Patent protection under the Patent Cooperation Treaty (PCT) due to the significant interest in the technology shown by several Fortune 100 companies with global operations.

The worldwide market for the Company's technology is vast. Over 17 billion DVD and CD discs were manufactured worldwide in 2003. International Recording Media Association's (IRMA) Market Intelligence Report shows an unmistakable trend line supporting continued growth of DVD player and DVD disc sales. From the current annual level of 2.7 billion DVD discs produced worldwide, IRMA forecasts that by 2008, annual factory shipments of DVDs globally will approach 7 billion units. Adams Media Research projects DVD players in 91% of U.S. homes by 2008. There are more than 400 CD and more than 200 DVD manufacturing facilities around the world. Over $5.0 billion was spent on DVDs in just the United States in 2003. This does not include the huge volume of music, video game and software CDs sold each year.

With this huge volume of units in play theft of product from retail outlets is significant. In an effort to combat these huge losses most products with any appreciable value are tagged with one or more EAS devices to reduce theft. For instance, most DVD and CD discs usually have one or two EAS tags on the outside of the package and one on the inside. In practice, thieves merely slit the plastic wrapping, open the plastic box, remove the disc, pocket it and walk out, leaving all of the EAS anti-theft devices on the store shelf. Since the technology incorporates the EAS tag(s) into the product itself during the manufacturing process it is invisible and irremovable, thus thwarting the majority of thieves.

Virtually every retail outlet worldwide is currently using one or more EAS technologies to combat theft. The Company's technology operates seamlessly with the four major EAS tagging systems in use worldwide: Radio Frequency (RF); Radio Frequency Identification Device (RFID); Electromagnetic (EM); and Acousto-Modulation (AM), thus it can be enabled without any new or additional equipment being required at the retail level.

The Company's technology allows the insertion of any or all of the currently used EAS technologies into the inner hub ring of these discs during the manufacturing process in any combination that may be required.

This technology also offers significant security and anti-counterfeiting aid to the disc manufacturing and distribution industry. The inclusion of RFID will allow tracking and inventory control from the point of manufacture to the retail sale of the product. Furthermore, products which do not contain this technology can be easily shown to be counterfeit.

The Company anticipates that licensing fees from manufacturers will grow rapidly as the technology takes hold in the marketplace. The initial marketing emphasis will be made in the entertainment and software industries.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com